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                                                                     Exhibit 5.1

                               Kirkland & Ellis
                           200 East Randolph Drive
                           Chicago, Illinois 60601


                               August 11, 1995


Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, Florida 33445

Ladies and Gentlemen:

         We have acted as counsel to you (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (File No. 33-61417) (the "Registration Statement") pertaining to the registration of an offering of up to 17,825,000 shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), of which 4,325,000 shares (the "Primary Shares") are being registered for sale by the Company and 13,500,000 shares (the "Secondary Shares") are being registered for sale by a stockholder of the Company (the "Seller").

         In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (a) the Amended and Restated Certificate of Incorporation of the Company; (b) the Bylaws of the Company; and (c) resolutions adopted by the unanimous written consent of the Company's Board of Directors on July 28, 1995.

         For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.


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         Based upon and subject to the foregoing, we hereby advise you that in our opinion:

         (1) The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

         (2) the Primary Shares and the Secondary Shares have been duly authorized, and, when (i) the Registration Statement, as finally amended, shall have become effective and (ii) the Primary Shares and the Secondary Shares shall have been duly executed and delivered on behalf of the Company and the Seller, respectively, and issued upon receipt of the consideration to be paid therefor, the Primary Shares and the Secondary Shares will be validly issued, fully paid and nonassessable.

         We are qualified to practice law in the State of Illinois and do not herein express any opinion as to any laws other than the laws of the State of Illinois, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America as such are constituted on the date of this opinion.

         We consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus.

         We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance and sale of the Common Stock.

         This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.


                                                   Very truly yours,


                                                   KIRKLAND & ELLIS